Enterprise Group of Funds, Inc.
Attachment for Sub-Item 77O
10f-3 Transactions
For the Period July 1, 2002 through December 31, 2002


FUND Enterprise Capital Appreciation Fund
OFFERING Wynn Resorts
DATE 10/25/02
BROKER Deutsche Bank Securities Inc.
PRICE $13.00
PAR/SHARES 36,000
% OF OFFERING 0.10%
% OF ASSETS 0.27%
SYNDICATE MEMBER Bank of America LLC

FUND Enterprise Mergers and Aquisitions Fund
OFFERING Gray Television, Inc.
DATE 10/16/02
BROKER Prudential Securities inc.
PRICE $8.25
PAR/SHARES 6,000
% OF OFFERING 0.02%
% OF ASSETS 0.07%
SYNDICATE MEMBER Gabelli & Company Inc.

FUND Enterprise Small Company Value Fund
OFFERING Gray Television, Inc.
DATE 10/16/02
BROKER Merrill Lynch Pierce Fenner & Smith
PRICE $8.25
PAR/SHARES 35,000
% OF OFFERING 0.12%
% OF ASSETS 0.07%
SYNDICATE MEMBER Gabelli & Company Inc.